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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


Date of Report (Date of earliest event reported):      March 8, 2002
                           --------------------------


                            VERTEX INTERACTIVE, INC.
             (Exact name of registrant as specified in its charter)

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

          New Jersey                         0-15066                          22-2050350
 ---------------------------        -------------------------        ---------------------------
(State or Other Jurisdiction         (Commission File Number)        (I.R.S. Identification No.)
      of Incorporation)
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22 Audrey Place
Fairfield, New Jersey                                             07004
------------------------------------------                 -------------------
(Address of Principal Executive Offices)                        (Zip Code)

Registrant's telephone number, including area code:      (973) 777-3500
                                                      -------------------

                                       N/A
      ---------------------------------------------------------------------
          (Former name or former address, if changed since last report)






Item 5.  Other Events.

            Effective March 7, 2002 MidMark Capital Partners and certain of its affiliates, including two Vertex directors, Messrs. Wayne Clevenger and Joseph Robinson, converted an aggregate of $1 million of debt in Vertex Interactive, Inc. into Vertex Series C Convertible Preferred stock. The Vertex Series C Convertible Preferred is convertible into Vertex common equity at $0.84 per share, subject to certain enumerated events. Based upon the voting rights of the Series C Convertible Preferred, Midmark will control approximately 16% of the voting power in Vertex.

            As disclosed in a press release dated March 13, 2002 (attached as an Exhibit hereto), the MidMark conversion, in combination with Vertex's issuance in January 2002 of approximately $1.4 million of stock options in settlement of certain litigation-related accruals, had the effect of increasing Vertex's stockholders' equity by approximately $2.4 million. On a pro forma basis, assuming these transactions





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occurred on December 31, 2001, stockholders' equity would have been approximately $10.7 million (pro forma Balance Sheet attached as an Exhibit hereto). The effect of these transactions was to bring Vertex into compliance with the Nasdaq National Market continued listing requirements regarding minimum stockholders' equity of $10 million.



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         (c)      Exhibits

         99.1     Pro Forma Balance Sheet as of December 31, 2001

         99.2     Press Release, dated March 13, 2002






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                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                         VERTEX INTERACTIVE, INC



                                           /s/   Mark A. Flint
                                         ---------------------------------
                                         Name:   Mark A. Flint
                                         Title:  Chief Financial Officer






DATED: March 29, 2002

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